Exhibit 99.1

Minerco Resources Chairman & CEO Issues Letter to Shareholders Regarding Q2 of FY 2015

HOUSTON, March 23, 2015 -- Minerco Resources, Inc. (OTC:MINE), the parent company of Level 5 Beverage Company, Inc. a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands issued a letter to its shareholders from Chairman & CEO, V. Scott Vanis today. The letter follows:

Dear Shareholders,

Another quarter of rapid growth, steady expansion and notable accomplishment are on the books for our burgeoning company. VitaminFIZZ, arguably the hottest new enhanced sparkling beverage on the market, continued its exponential growth (and expansion) into the Southern California (SoCal) and New York City (NYC) markets.  VitaminFIZZ also recently launched in the Las Vegas market. In addition, we posted revenues of over $740,000 in the quarter ending January 31, 2015. All outstanding accomplishments, but we have our goals set much higher than this.

VitaminFIZZ Highlights
In our focus market alone, SoCal consumers have purchased more than 315,000 bottles of VitaminFIZZ (most sales occurring in this calendar year with many not being counted in the latest Form 10-Q). The full scale and quantifiable build out of SoCal is the foundation of our scalable “copy and paste” model. VitaminFIZZ is available in over 1,200 locations in SoCal, NYC and Las Vegas with a very large number of these locations being high volume, key accounts.  There are approximately 280 Walgreens, 45 Kmart, 160 Albertsons and 30 Gristedes locations and counting.

Note: Even our industry advisors and brand partners are impressed by the success and speed of the market’s acceptance of and demand for VitaminFIZZ.
In preparation for the Spring / Summer seasons, we have ramped up production to satisfy the unprecedented consumer demand for VitaminFIZZ. In addition, we are lighting up the United Kingdom (UK) market this Spring.  In fact, we will be the first (in our category) to market in the UK.   We’ll also be evaluating a few new markets in a few different corners of the U. S. and the world.

Our key account progress in SoCal has captured the attention of several different groups of stakeholders (including institutional investors, very large chains and would-be competitors). We landed Albertson’s – Safeway, received long-term placement in Walgreen’s and Kmart and have a few more major retailers in the works. All this attention and demand is reaching critical mass, which is exactly why we have been responsibly building our strong foundation to support what we believe will be exponential and vertical expansion.

Avanzar Highlights
Avanzar Sales & Distribution, LLC, a company recently acquired by Minerco/Level 5,  has continued to rapidly grow and expand over the past 90 days.  In addition to the impressive performance of VitaminFIZZ in SoCal (discussed above), Avanzar has also increased their customer base (in clients and locations) by over 40% from 3,700 locations to 5,300 locations serviced, highlighted by 119 Stater Bros locations in SoCal. These additional clients and locations are not only good for all of Level 5’s products but also for Avanzar’s entire portfolio.

Additionally, Avanzar has launched a Merchandising and Sampling Department which they expect to increase by 50% over the next 90 days due to increase in demand for these services from all their clients and customers.  The continued geographic, location, services and brokerage expansion is essential to the execution of our business model and further solidifies our full service development and test market in SoCal.

Other Notable Highlights
Keep in mind our focus is squarely on VitaminFIZZ (especially coming into the Summer Season), but our next brands in the pipeline, Vitamin Creamer® and The Herbal Collection™, were recently updated as well. Vitamin Creamer formulations and designs (as you may have seen) are moving forward at a responsible pace, and we expect to start market tests later in the year. The Herbal Collection is also moving forward in packaging and formulation, under the terms of licensing rights, and will be updated in a similar fashion as Vitamin Creamer.

VitaminFIZZ was the premium Spring Break beverage sponsor for Student City in Panama City Beach, Florida, a top Spring Break destination. As of the date of this letter, VitaminFIZZ is estimated to have reached the taste buds of approximately 35,000 college age, health conscious people (one of our target demographics) with overwhelmingly positive response (both to taste and functionality). Similarly, with our branding efforts at Spring Break (with Student City, at events and on the Boardwalk), we estimate well over 250,000 VitaminFIZZ impressions to date and expect well over 350,000 for the duration of the sponsorship. The targeted follow up will start in the coming days and weeks.

FY 2015, Q2
Highlights and comments on our Quarterly Report on Form 10-Q, just filed with the Securities and Exchange Commission (SEC) are as follows:

1.	Top line revenues for Q2 FY 2015 (ending 1/31/2015) were in excess of $740,000. When compared with revenues for Q1 FY 2015 of $502,000, this represents an increase of over 47%, quarter over quarter.

Note: Due to Predecessor / Successor and inter-company accounting requirements, SoCal VitaminFIZZ sales and revenues are not reported at the VitaminFIZZ level. VitaminFIZZ sales (collected as of 1/31/2015) were approximately $80,000 for the Quarter (ending 1/31/2015).

2.	In the current Fiscal Year, Assets have increased by 270% from $1,011,586 (as of 7/31/2014) to $2,727,038 (as of 1/31/2015). The increase is mostly attributable to the acquisition of Avanzar.

3.
Quarter-over-quarter liabilities remained relatively constant from $4,918,192 (as of 10/31/2014) to $4,946,036 (as of 1/31/2015). The majority of these liabilities are attributable to our long-term debt (draws from our Line of Credit) and acquisition of Avanzar liabilities.

4.
Another important financial indicator is our Total Stockholders’ Equity (Deficit). As of January 31, 2015, we had a deficit of approximately $2,219,000 compared with $2,300,000 for the Quarter ending 10/31/2014. You will see why this is an important number to track in the next section.

Important New Focus

In this update letter, I would like to substitute the normal FAQ section with information about an important new focus of our company.

For the past few months, we have been speaking with representatives of major listed exchanges and numerous eager underwriters as we plan for and evaluate a move to a listed exchange, either NASDAQ Capital Market or NYSE Market. With our proven and measurable successes, our insistence on operating / communicating like a Listed Company, and our bright and prosperous future; we have been recognized by numerous groups.

Moving to a listed exchange will benefit our company in every way. A listed exchange provides our company more exposure (to institutional banks, funds and investors) and provides better terms on capital and financing. The move to a listed exchange also helps to protect long-term investors’ value by mitigating volatility (many times caused by manipulation) that can occur in our current market.

Our discussions and evaluation are ongoing; however, I would like to update you on the status. While there are numerous standards for eligibility, we are concentrating on two standards from each exchange. The requirements for listing on either of the listed exchanges are as follows:

	NASDAQ		NYSE
Requirements	Standard 1	Standard 2	Standard 2	Standard 3
Pre-Tax Income Last Year	N/A	N/A	N/A	N/A
Net Tangible Assets	N/A	N/A	N/A	N/A
Market Value Publicly Held Stock(1)	$15,000,000	$15,000,000	$15,000,000	$15,000,000
Market Capitalization	N/A	$50,000,000	N/A	$50,000,000
# of Shares Publicly Held	1,000,000	1,000,000	1,000,000	1,000,000
# Public Shareholders	300	300	400	400
Trading Price of Listed Securities(3)	$4.00	$4.00	$3.00	$2.00
Shareholders’ Equity	$5,000,000	$4,000,000	$4,000,000	$4,000,000
Market Makers	3	3	N/A	N/A
Operating History	2 years	N/A	2 years	N/A

As shown in the table above, we meet 7-8 out of the 10 requirements. Of the remaining 2-3 requirements for eligibility, the Shareholders’ Equity requirement is the most demanding for our company. The simplest and most obvious ways to achieve the minimum stockholder’s equity requirement are 1) Exchange existing long term debt to equity positions on our balance sheet; and 2) Produce and/or acquire positive assets. Please keep in mind, this does not happen overnight. It is a process.

A substantial equity capital raise (held as cash on balance sheet) could provide us with the required Shareholders’ Equity.  Additionally, we believe more value will be delivered to our shareholders by identifying, evaluating and acquiring cash flowing assets. These assets will fit into our scope and/or be strategic in nature. Over the coming months, we plan to aggressively negotiate with our lending partners in order for them to become long-term equity partners and evaluate (then acquire) strategic and / or vertical assets that fit within our reach and scope.

Together, we have made a strategic investment and the beverage world has taken notice of our products, our success and our bright future. We have accomplished a remarkable amount in a very short period of time.  But looking back (for more than a second) will only slow us down. As we continue to execute our plan going into the Summer Season, the pace will only get more frantic. As more people sample, love and demand VitaminFIZZ in their favorite stores, our beloved flagship product will, we believe, continue to expand and evolve into a dominant, global brand.

Note: We are only talking about VitaminFIZZ (so far). If you remember, we have a few more major category contenders in the pipeline!

As always, I speak for Minerco, Level 5, Avanzar and our strategic partners in thanking and recognizing our visionary, resolute and enthusiastic shareholders. We will strive to earn your respect, reward your loyalty and share your enthusiasm as we embark on the next leg of our collective journey. We further commit to delivering value to every share and pride to every shareholder.

I personally thank you for your confidence and support!

Sincerely,

V. Scott Vanis,
Minerco Chairman & CEO

Minerco Resources, Inc. (OTC:MINE)
http://minercoresources.com/

Minerco Company Background: Minerco Resources, Inc. (OTC: MINE) is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Minerco / Level 5 brand umbrella includes: VitaminFIZZ®, Vitamin Creamer®, Coffee Boost™, The Herbal Collection™, Island Style™ and LEVEL 5®.

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Safe Harbor Statement: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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